Exhibit 99.1

DATE: Nov. 1, 2012

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Announces Third-Quarter 2012 Results

TULSA, Okla. – WPX Energy (NYSE:WPX) today announced its unaudited operating and financial results for the third-quarter of 2012. Recent highlights include:

•	3Q Bakken oil production increased 66% to 9,600 barrels per day from 5,800 a year ago

•	October Bakken oil production surpassed 10,500 barrels per day

•	WPX on track to hold Bakken acreage by production; initial multi-well pad drilling beginning

•	Natural gas production in the Marcellus Shale rose four-fold to 65 MMcf/d vs. 15 MMcf/d a year ago

•	Liquidity remains strong at $1.7 billion

•	Lower 3Q natural gas production vs. a year ago a result of fewer wells drilled due to capital discipline

FINANCIAL RESULTS

WPX reported an unaudited net loss attributable to WPX Energy of $64 million for third-quarter 2012, or a loss of $0.32 per share on a fully diluted basis, compared with net income of $14 million, or $0.07 per share, in third-quarter 2011.

The decrease in third-quarter 2012 was driven primarily by lower natural gas and NGL commodity prices vs. the 2011 period. Revenues in the 2012 period – not including gas management activities – declined 24 percent vs. third-quarter 2011, driven by significantly lower net realized average prices for natural gas and NGL production.

Third-quarter 2012 results also were impacted by approximately $22 million in net losses on derivatives not designated as hedges, compared with $12 million in net gains in third-quarter 2011.

Excluding unrealized mark-to-market gains (losses), WPX had an adjusted loss from continuing operations of $47 million, or a loss of $0.23 per share on a diluted basis, for third-quarter 2012, compared with adjusted income from continuing operations of $14 million, or $0.07 per share on a diluted basis, for the same period in 2011. A reconciliation is included in the statements that accompany this press release.

For the first nine months of 2012, WPX reported an unaudited net loss attributable to WPX Energy of $117 million, or a loss of $0.59 per share on a diluted basis, compared with net income of $36 million, or $0.18 per share, for the same period in 2011.

In addition to lower net realized average prices for the company’s production, results for the first nine months of 2012 were impacted by $117 million in non-cash impairment charges stemming from a decline in forward natural gas prices during the first half of 2012. These charges were recorded in the first and second quarter.

As described in previous quarters this year, WPX’s accounting for costs of certain acquired unproved reserves is based on discounted cash flows. As a result, declines in forward commodity prices can drive impairments in the absence of a change in the underlying reserve estimates.

Excluding the impairment charges and unrealized mark-to-market gains (losses), WPX had an adjusted loss from continuing operations of $84 million, or a loss of $0.42 per share on a diluted basis, for the first three quarters of 2012, compared with adjusted income from continuing operations of $55 million, or $0.28 per share on a diluted basis, for the same period in 2011. A reconciliation is included in the statements that accompany this press release.

WPX’s adjusted EBITDAX (a non-GAAP measure) for third-quarter 2012 was $230 million, compared with $337 million for the same measure a year ago. A reconciliation is included below.

For the first three quarters of 2012, adjusted EBITDAX was $744 million, compared with $963 million for the same period in 2011. The primary factor affecting 2012 adjusted EBITDAX was a decrease in the company’s domestic net realized average prices.

EBITDAX (non-GAAP)

	Third Quarter		YTD
	2012	2011	2012	2011
	millions	millions	millions	millions
Net income (loss)	($61)	$16	($107)	$43
Interest expense	$25	—	$77	$97
Provision (benefit) for income taxes	($28)	$10	($71)	$30
Depreciation, depletion and amortization	$243	$239	$719	$670
Exploration expenses	$22	$74	$60	$100

EBITDAX	$201	$339	$678	$940

Impairments	—	—	$117	—
Unrealized MTM (gains) losses	$31	($5)	($28)	$10
(Income) Loss from discontinued operations	($2)	$3	($23)	$13

Adjusted EBITDAX	$230	$337	$744	$963

EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses. Adjusted EBITDAX includes adjustments for impairments, unrealized mark-to-market gains (losses) and discontinued operations.

WPX believes that these non-GAAP measures provide useful information regarding its ability to meet future debt service, capital expenditures and working capital requirements.

MANAGEMENT PERSPECTIVE

“Despite a 10-year low for natural gas prices and the fall-off in NGL prices that we saw this year, we have a resilient portfolio and we still expect to achieve more than $1 billion dollars of adjusted EBITDAX with the recent strengthening in natural gas prices,” said Ralph Hill, president and CEO.

“Along those lines, we are encouraged by the recent rebound in natural gas prices. At the appropriate time, we can be among the first and fastest to grow gas volumes again given our low-cost, competitive advantage in the Piceance.

“Operationally, we’re levered toward a gas price recovery, particularly in the Piceance Basin and in Susquehanna County in the Marcellus Shale. In the Piceance alone, we have more than 10,000 remaining gross 3P locations.

“The pullback in our third-quarter natural gas production is a direct result of our capital discipline and the corresponding change in our rig count this year. As we’ve demonstrated before, we can redeploy capital and ramp up volumes quickly as higher returns materialize.

“Our quarterly growth in the Bakken was masked by completions that were delayed from the second quarter to the third, but our third-quarter average production of 9,600 barrels per day has already increased 9 percent in October to 10,500 and we expect to reach our planned December monthly exit rate.

“As a clear example of our growing efficiencies in the Bakken, we expect to complete 14 wells in the fourth quarter, compared to 22 wells during the first nine months of the year. The commencement of pad drilling is on schedule and we expect those efficiencies will drive down costs in 2013.

“Overall, lower commodity prices in 2012 have been a challenge, but we’ve maintained our strong and stable financial condition, we’re bullish on our large resource base and we’re on target to meet our 2012 production goal of 1,380 million cubic feet equivalent per day.

“WPX has a rich resource potential, a history of efficiency and a capital allocation strategy that is based on rates of return. Combining our strong balance sheet with the diversity of our portfolio gives us flexibility on when and where to drill,” Hill added.

PRODUCTION

WPX’s overall domestic and international production averaged 1,359 MMcfe/d in third-quarter 2012, down 2 percent from a year ago. This planned decrease represents reduced development activity associated with the steps the company announced in early 2012 in response to falling natural gas prices.

Oil production in the Bakken Shale averaged 9,600 barrels per day of equivalent in the third quarter. This represents a 66 percent increase vs. a year ago.

Overall oil production of 17,900 barrels per day in third-quarter 2012 increased 30 percent vs. third-quarter 2011. Overall third-quarter 2012 NGL production of 28,900 barrels per day was up 1 percent over the prior-year quarter.

Total natural gas production of 1,078 MMcf/d in third-quarter 2012 declined 5 percent vs. third-quarter 2011. The primary driver was lower production in the Piceance, Powder River and San Juan basins in response to decade-low gas prices and the subsequent redeployment of capital to oil assets.

Natural gas production in the Marcellus Shale continued to improve. Third-quarter 2012 volumes of 65 MMcf/d were up more than four-fold vs. a year ago, despite an estimated 30 MMcf/d that was curtailed by infrastructure challenges.

	3Q			YTD
Average Daily Production	2012	2011	Change	2012
Natural gas (MMcf/d)
Piceance Basin	652	704	-7%	685
Marcellus Shale	65	15	333%	60
Powder River Basin	203	233	-13%	213
San Juan Basin	128	153	-16%	130
Other	30	29	3%	29

Subtotal (MMcf/d)	1,078	1,134	-5%	1,117

NGLs (Mbbl/d)
Piceance	27.5	27.2	1%	29.0
Other	1.4	1.3	8%	1.2

Subtotal (Mbbl/d)	28.9	28.5	1%	30.2

Oil (Mbbl/d)
Bakken Shale	9.6	5.8	66%	8.9
Piceance	2.0	2.1	-5%	2.5
International	6.2	5.8	7%	6.0
Other	0.1	0.1	NM	0.1

Subtotal (Mbbl/d)	17.9	13.8	30%	17.5

Total Production (MMcfe/d)	1,359	1,388	-2%	1,403

Figures exclude volumes for discontinued operations in the Barnett Shale and Arkoma Basin.

The domestic net realized average price for natural gas, inclusive of hedges, was $3.35 per Mcf in third-quarter 2012, down 21 percent from $4.25 per Mcf a year ago.

The domestic net realized average price for NGL was $24.43 per barrel in third-quarter 2012, down 43 percent from $42.54 per barrel a year ago.

The net realized average price for domestic oil, inclusive of hedges, was $82.31 per barrel in third-quarter 2012, down 3 percent from $84.75 per barrel a year ago.

Compared with the most recent quarter, the domestic net realized average price for natural gas – inclusive of hedges – improved 11 percent in the third quarter.

EXPENSES: KEY PER UNIT COSTS REMAIN FLAT OR DECREASE EVEN WITH LOWER 3Q PRODUCTION

Through the first three quarters of 2012, overall expenses – including transition costs related to WPX’s spin-off – were 9 percent lower than the first three quarters in 2011.

On a per-unit basis, WPX’s domestic lease operating expense (LOE) in third-quarter 2012 was $0.51 per Mcfe, which was equal to the same period a year ago.

Domestic gathering, processing and transportation charges decreased 2 percent to $1.04 per Mcfe in third-quarter 2012 vs. $1.06 per Mcfe in third-quarter 2011.

Taxes other than income for domestic operations decreased 36 percent to $0.14 per Mcfe in third-quarter 2012 vs. $0.22 per Mcfe in third-quarter 2011, reflecting lower commodity prices.

Domestic general and administrative expenses (G&A) decreased 4 percent to $0.53 per Mcfe in third-quarter 2012 vs. $0.55 per Mcfe in third-quarter 2011.

Domestic depreciation, depletion and amortization expenses (DD&A) increased 4 percent to $1.98 per Mcfe in third-quarter 2012 vs. $1.90 per Mcfe in third-quarter 2011, reflecting a decline in the 12-month average commodity price used in the calculation of the company’s DD&A rate.

CASH AND LIQUIDITY

Net cash provided by operating activities for the first nine months of 2012 was $589 million, including $148 million in the third quarter.

At Sept. 30, 2012, WPX had approximately $240 million in cash and cash equivalents – including $31 million for international operations.

The company’s total liquidity at the end of the third quarter was approximately $1.7 billion, including an undrawn $1.5 billion revolving credit agreement.

GUIDANCE FOR CAPITAL SPENDING AND ADJUSTED EBITDAX

WPX is re-affirming its 2012 production goal of 1,380 million cubic feet equivalent per day at year-end, which consists of 1.1 billion cubic feet per day of natural gas, 18,100 barrels per day of oil and 29,400 barrels per day of natural gas liquids.

For full-year 2012, WPX expects adjusted EBITDAX of $1 billion to $1.05 billion. WPX’s original estimate of $1.175 billion at the beginning of the year assumed the impact of existing hedges and plan commodity prices of $3 NYMEX natural gas, $99 per barrel oil and $51 per barrel NGL.

For the first nine months of 2012, WPX made approximately $1.12 billion of capital investments in its domestic operations, including $320 million in the third quarter. These investments are predominantly in the Bakken Shale, Piceance Basin and Marcellus Shale where the company generates its highest returns.

For full-year 2012, WPX expects $1.45 billion to $1.5 billion of total capital spending, including amounts for land purchases in oil-focused properties that are expected to close prior to year-end.

DEVELOPMENT ACTIVITY

For the first nine months of 2012, WPX domestic operations participated in 421 gross (309 net) wells, including 121 gross (93 net) in the third quarter. These figures represent the number of wells that were completed and began commercial delivery of production.

Highlights for the company’s operated wells in its core growth areas are provided below. The balance of gross (net) wells is accounted for in non-operated interests, as well as WPX’s own properties in the San Juan and Powder River basins.

In the liquids-rich Piceance Basin, WPX completed 204 gross (185 net) wells during the first three quarters of 2012. WPX expects to continue to operate five rigs in this area for the remainder of 2012. WPX is currently nearing total depth on its first horizontal well in the Niobrara formation to explore the Piceance Basin’s deeper gas potential.

WPX also continues to improve drilling times in the Piceance, drilling a Valley well in a record 3.8 days. WPX’s average drilling time in the Valley for 2012 is approximately nine days per well.

In the Bakken Shale, WPX completed 22 gross (18 net) wells through the first three quarters of the year. WPX expects to complete 14 gross (10 net) wells on its Bakken acreage in the fourth quarter.

The George Evans/Mason infill density science unit was completed during the third quarter as planned. These wells were drilled on WPX’s first multi-well pad sites in the area, averaging 26 days per well. All seven wells – four in the Bakken and three in the Three Forks – in the 1,280-acre unit are on production.

During the infill drilling, WPX successfully recovered 372 feet of continuous core through the entire Bakken and Three Forks formations, along with portions of the Lodgepole and Birdbear formations. This is a valuable step in targeting the most geologically productive zones, understanding ways to optimize completion designs and evaluating the feasibility of increasing the number of drilling locations and the company’s reserves potential.

WPX has finished converting its rig fleet in the Bakken Shale to five new fit-for-purpose rigs. Going forward, the majority of drilling will be on multi-well pad sites.

In the Marcellus Shale, WPX completed 28 gross (23 net) wells during the first three quarters of 2012. WPX currently has two fit-for-purpose rigs in Susquehanna County.

Efficiencies continue to be reflected in Marcellus drilling times. WPX’s new record drilling time in the area is 11.4 days, which was set in the third quarter. The company also has reduced its completion costs in Susquehanna County by 35 percent since the fourth quarter of 2011.

TODAY’S CONFERENCE CALL

WPX management will discuss third-quarter results during a webcast starting at 9:30 a.m. Eastern today. Participants can access the audio and the slides for the event via the homepage at www.wpxenergy.com.

A limited number of phone lines also will be available at (800) 992-7413. The passcode is 3084847. International callers should dial (719) 325-2282 and use the same passcode. A replay will be available on the company’s website for one year following the event.

Form 10-Q

WPX plans to file its third-quarter Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on both the SEC and WPX websites.

About WPX Energy, Inc.

WPX Energy is an exploration and production company focused on developing its significant oil and gas reserves, particularly in the liquids-rich Piceance Basin, the Bakken and Three Forks oil shales and the Marcellus Shale. WPX also has domestic operations in the San Juan and Powder River basins, as well as a 69 percent interest in Apco Oil and Gas International. Go to http://www.wpxenergy.com/investors/subscribe-to-email/ to join our e-mail list.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines”possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated

(UNAUDITED)

	2011					2012
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$408	$423	$440	$423	$1,694	$357	$312	$331	$1,000
Natural gas liquid sales	85	107	110	106	408	93	78	65	236
Oil and condensate sales	52	83	84	93	312	106	122	118	346

Total product revenues	545	613	634	622	2,414	556	512	514	1,582
Gas management	408	337	347	336	1,428	337	187	186	710
Net gain (loss) on derivatives not designated as hedges	2	6	12	9	29	14	71	(22)	63
Other	3	3	2	3	11	3	5	(1)	7

Total revenues	958	959	995	970	3,882	910	775	677	2,362
Costs and expenses:
Lease and facility operating	63	61	70	68	262	67	67	68	202
Gathering, processing and transportation	112	121	130	124	487	135	120	124	379
Taxes other than income	30	43	32	29	134	30	25	23	78
Gas management, including charges for unutilized pipeline capacity	417	344	359	351	1,471	355	194	200	749
Exploration	12	14	74	26	126	19	19	22	60
Depreciation, depletion and amortization	207	224	239	232	902	228	248	243	719
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	367	367	52	65	—	117
General and administrative	67	63	70	75	275	68	71	67	206
Other-net	1	4	(1)	(4)	—	5	(2)	5	8

Total costs and expenses	909	874	973	1,268	4,024	959	807	752	2,518

Operating income (loss)	49	85	22	(298)	(142)	(49)	(32)	(75)	(156)

Interest expense	(49)	(48)	—	(20)	(117)	(26)	(26)	(25)	(77)
Interest capitalized	4	4	—	1	9	2	3	2	7
Investment income and other	6	6	7	7	26	10	8	7	25

Income (loss) from continuing operations before income taxes	$10	$47	$29	$(310)	$(224)	$(63)	$(47)	$(91)	$(201)
Provision (benefit) for income taxes	3	17	10	(104)	(74)	(25)	(18)	(28)	(71)

Income (loss) from continuing operations	$7	$30	$19	$(206)	$(150)	$(38)	$(29)	$(63)	$(130)
Income (loss) from discontinued operations	(8)	(2)	(3)	(129)	(142)	(2)	23	2	23

Net income (loss)	$(1)	$28	$16	$(335)	$(292)	$(40)	$(6)	$(61)	$(107)
Less: Net income attributable to noncontrolling interests	2	3	2	3	10	3	4	3	10

Net income (loss) attributable to WPX Energy	$(3)	$25	$14	$(338)	$(302)	$(43)	$(10)	$(64)	$(117)

Adjusted EBITDAX
Reconciliation to net income (loss):
Net income (loss)	$(1)	$28	$16	$(335)	$(292)	$(40)	$(6)	$(61)	$(107)
Interest expense	49	48	—	20	117	26	26	25	77
Provision (benefit) for income taxes	3	17	10	(104)	(74)	(25)	(18)	(28)	(71)
Depreciation, depletion and amortization	207	224	239	232	902	228	248	243	719
Exploration expenses	12	14	74	26	126	19	19	22	60

EBITDAX	270	331	339	(161)	779	208	269	201	678
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	367	367	52	65	—	117
Unrealized MTM (gains) losses	18	(3)	(5)	1	11	1	(60)	31	(28)
(Income) loss from discontinued operations	8	2	3	129	142	2	(23)	(2)	(23)

Adjusted EBITDAX	$296	$330	$337	$336	$1,299	$263	$251	$230	$744

WPX Energy, Inc.

Domestic Segment

(UNAUDITED)

	2011					2012
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$404	$419	$436	$419	$1,678	$353	$307	$327	$987
Natural gas liquid sales	84	106	109	105	404	92	77	65	234
Oil and condensate sales	34	63	62	67	226	80	95	87	262

Total product revenues	522	588	607	591	2,308	525	479	479	1,483
Gas management	408	337	347	336	1,428	337	187	186	710
Net gain (loss) on derivatives not designated as hedges	2	6	12	9	29	14	71	(22)	63
Other	2	2	1	2	7	3	4	(1)	6

Total revenues	934	933	967	938	3,772	879	741	642	2,262

Costs and expenses:
Lease and facility operating	58	55	63	59	235	61	60	60	181
Gathering, processing and transportation	112	121	130	124	487	135	120	124	379
Taxes other than income	27	37	26	23	113	25	18	17	60
Gas management, including charges for unutilized pipeline capacity	417	344	359	351	1,471	355	194	200	749
Exploration	11	13	74	25	123	14	16	19	49
Depreciation, depletion and amortization	202	219	233	226	880	222	242	236	700
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	367	367	52	65	—	117
General and administrative	64	61	67	71	263	65	68	64	197
Other-net	—	4	(2)	(5)	(3)	5	—	4	9

Total costs and expenses	891	854	950	1,241	3,936	934	783	724	2,441

Operating income (loss)	43	79	17	(303)	(164)	(55)	(42)	(82)	(179)

Interest expense	(49)	(48)	—	(20)	(117)	(26)	(26)	(25)	(77)
Interest capitalized	4	4	—	1	9	2	3	2	7
Investment income and other	1	2	2	1	6	2	—	1	3

Income (loss) from continuing operations before income taxes	$(1)	$37	$19	$(321)	$(266)	$(77)	$(65)	$(104)	$(246)

Summary of Production Volumes(1)
Natural gas (MMcf)	92,473	95,207	102,615	98,485	388,780	101,346	102,163	97,310	300,819
Natural gas liquids (MBbls)	2,425	2,527	2,567	2,539	10,057	2,746	2,779	2,613	8,138
Oil (MBbls)	384	714	736	816	2,651	948	1,123	1,076	3,147
Combined equivalent volumes (MMcfe)(2)	109,331	114,655	122,430	118,614	465,030	123,511	125,574	119,443	368,528

(1) Excludes production from our Arkoma Basin and Barnett Shale operations which were classified as discontinued operations and comprised less than 6 percent of our total production.
(2) Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit, including the impact of hedges (1)
Natural gas (per Mcf)	$4.37	$4.41	$4.25	$4.25	$4.32	$3.48	$3.01	$3.35	$3.28
Natural gas liquids (per barrel)	$34.84	$41.90	$42.54	$41.14	$40.17	$33.46	$27.96	$24.43	$28.68
Oil (per barrel)	$87.13	$87.51	$84.75	$83.10	$85.30	$84.54	$83.89	$82.31	$83.54

(1) Excludes our Arkoma Basin and Barnett Shale operations, which were classified as discontinued operations.

Expenses per Mcfe (1)
Lease and facility operating	$0.52	$0.48	$0.51	$0.51	$0.51	$0.50	$0.47	$0.51	$0.49
Gathering, processing and transportation	$1.02	$1.06	$1.06	$1.04	$1.05	$1.09	$0.95	$1.04	$1.03
Taxes other than income	$0.24	$0.33	$0.22	$0.19	$0.24	$0.20	$0.15	$0.14	$0.16
Depreciation, depletion and amortization	$1.84	$1.92	$1.90	$1.91	$1.89	$1.80	$1.93	$1.98	$1.90
General and administrative	$0.58	$0.53	$0.55	$0.60	$0.57	$0.52	$0.54	$0.53	$0.53

(1) Excludes our Arkoma Basin and Barnett Shale operations, which were classified as discontinued operations.

WPX Energy, Inc.

International Segment

(UNAUDITED)

	2011					2012
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$4	$4	$4	$4	$16	$4	$5	$4	$13
Natural gas liquid sales	1	1	1	1	4	1	1	—	2
Oil and condensate sales	18	20	22	26	86	26	27	31	84

Total product revenues	23	25	27	31	106	31	33	35	99

Gas management	—	—	—	—	—	—	—	—	—
Net gain (loss) on derivatives not designated as hedges	—	—	—	—	—	—	—	—	—
Other	1	1	1	1	4	—	1	—	1

Total revenues	24	26	28	32	110	31	34	35	100

Costs and expenses:
Lease and facility operating	5	6	7	9	27	6	7	8	21
Gathering, processing and transportation	—	—	—	—	—	—	—	—	—
Taxes other than income	3	6	6	6	21	5	7	6	18
Gas management, including charges for unutilized pipeline capacity				—	—	—	—	—	—
Exploration	1	1	—	1	3	5	3	3	11
Depreciation, depletion and amortization	5	5	6	6	22	6	6	7	19
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	—	—	—	—	—	—
General and administrative	3	2	3	4	12	3	3	3	9
Other-net	1	—	1	1	3	—	(2)	1	(1)

Total costs and expenses	18	20	23	27	88	25	24	28	77

Operating income (loss)	6	6	5	5	22	6	10	7	23

Interest expense	—	—	—	—	—	—	—	—	—
Interest capitalized	—	—	—	—	—	—	—	—	—
Investment income and other	5	4	5	6	20	8	8	6	22

Income (loss) from continuing operations before income taxes	$11	$10	$10	$11	$42	$14	$18	$13	$45

Summary of Net Production Volumes (1)
Natural gas (MMcf)	1,826	1,940	1,726	1,896	7,389	1,737	1,726	1,861	5,324
Natural gas liquids (MBbls)	44	47	55	37	183	45	44	45	134
Oil (MBbls)	473	509	529	542	2,054	507	562	573	1,643
Combined equivalent volumes (MMcfe)(2)	4,926	5,280	5,231	5,373	20,810	5,052	5,362	5,569	15,983

(1)	Reflects approximately 69 percent of Apco's production (which corresponds to our ownership interest in Apco) and other minor directly held interests.
(2)	Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

WPX Energy, Inc.

Reconciliation- Adjusted Income (Loss) from Continuing Operations

(UNAUDITED)

	2011					2012
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	YTD
Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$5	$27	$17	$(209)	$(160)	$(41)	$(33)	$(66)	$(140)

Income (loss) from continuing operations—diluted earnings per share	$0.03	$0.13	$0.09	$(1.06)	$(0.81)	$(0.21)	$(0.17)	$(0.33)	$(0.70)

Adjustments:
Impairment of producing properties and costs of acquired unproved reserves	$—	$—	$—	$367	$367	$52	$65	$—	$117
Unrealized MTM (gains) losses	$18	$(3)	$(5)	$1	$11	$1	$(60)	$31	$(28)

Total adjustments	$18	$(3)	$(5)	$368	$378	$53	$5	$31	$89
Less tax effect for above items	$(7)	$1	$2	$(135)	$(138)	$(19)	$(2)	$(12)	$(33)

Adjusted income (loss) from continuing operations available to common stockholders	$16	$25	$14	$24	$80	$(7)	$(30)	$(47)	$(84)

Adjusted diluted earnings (loss) per common share	$0.08	$0.13	$0.07	$0.12	$0.40	$(0.04)	$(0.15)	$(0.23)	$(0.42)

Weighted-average shares -diluted - millions (1)	197.1	197.1	197.1	197.1	197.1	198.1	198.9	199.1	198.7

(1)	For comparative purposes and to provide a more meaningful calculation for weighted average shares, we have assumed the amount of common stock issued at December 31, 2011 to be outstanding for all 2011 periods presented.

WPX Energy, Inc.

Consolidated Statement of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(Millions, except per share amounts)
Revenues:
Product revenues:
Natural gas sales	$331	$440	$1,000	$1,271
Natural gas liquid sales	65	110	236	302
Oil and condensate sales	118	84	346	219

Total product revenues	514	634	1,582	1,792
Gas management	186	347	710	1,092
Net gain (loss) on derivatives not designated as hedges	(22)	12	63	20
Other	(1)	2	7	8

Total revenues	677	995	2,362	2,912
Costs and expenses:
Lease and facility operating	68	70	202	194
Gathering, processing and transportation	124	130	379	363
Taxes other than income	23	32	78	105
Gas management, including charges for unutilized pipeline capacity	200	359	749	1,120
Exploration	22	74	60	100
Depreciation, depletion and amortization	243	239	719	670
Impairment of costs of acquired unproved reserves	—	—	117	—
General and administrative	67	70	206	200
Other—net	5	(1)	8	4

Total costs and expenses	752	973	2,518	2,756
Operating income (loss)	(75)	22	(156)	156
Interest expense	(25)	—	(77)	(97)
Interest capitalized	2	—	7	8
Investment income and other	7	7	25	19

Income (loss) from continuing operations before income taxes	(91)	29	(201)	86
Provision (benefit) for income taxes	(28)	10	(71)	30

Income (loss) from continuing operations	(63)	19	(130)	56
Income (loss) from discontinued operations	2	(3)	23	(13)

Net income (loss)	(61)	16	(107)	43
Less: Net income attributable to noncontrolling interests	3	2	10	7

Net income (loss) attributable to WPX Energy	$(64)	$14	$(117)	$36

Amounts attributable to WPX Energy, Inc.:
Basic and diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.33)	$0.09	$(0.70)	$0.25
Income (loss) from discontinued operations	0.01	(0.02)	0.11	(0.07)

Net income (loss)	$(0.32)	$0.07	$(0.59)	$0.18

Weighted-average shares	199.1	197.1	198.7	197.1

WPX Energy, Inc.

Consolidated Balance Sheet

(Unaudited)

	September 30, 2012	December 31, 2011
	(Dollars in millions, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$240	$526
Accounts receivable, net of allowance of $10 at September 30, 2012 and $ 13 at December 31, 2011	385	509
Derivative assets	159	506
Inventories	71	73
Other	32	60

Total current assets	887	1,674
Investments	143	125
Properties and equipment (successful efforts method of accounting)	13,170	12,199
Less: Accumulated depreciation, depletion and amortization	(4,757)	(3,977)

Properties and equipment, net	8,413	8,222
Derivative assets	9	10
Other noncurrent assets	131	401

Total assets	$9,583	$10,432

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$441	$702
Accrued and other current liabilities	170	186
Deferred income taxes	28	116
Derivative liabilities	42	152

Total current liabilities	681	1,156
Deferred income taxes	1,459	1,556
Long-term debt	1,509	1,503
Derivative liabilities	1	7
Asset retirement obligations	311	283
Other noncurrent liabilities	126	168

Equity:
Stockholders’ equity:
Preferred Stock (100 million shares authorized at $0.01 par value; no shares issued)	—	—
Common Stock (2 billion shares authorized at $0.01 par value; 199.1 million shares issued at September 30, 2012 and 197.1 million shares issued at December 31, 2011)	2	2
Additional paid-in-capital	5,465	5,457
Accumulated deficit	(117)	—
Accumulated other comprehensive income	55	219

Total stockholders’ equity	5,405	5,678
Noncontrolling interests in consolidated subsidiaries	91	81

Total equity	5,496	5,759

Total liabilities and equity	$9,583	$10,432

WPX Energy, Inc.

Consolidated Statement of Cash Flows

(Unaudited)

	Nine months ended September 30,
	2012	2011
	(Millions)
Operating Activities
Net income (loss)	$(107)	$43
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	727	704
Deferred income tax benefit	(90)	(6)
Provision for impairment of properties and equipment (including certain exploration expenses)	160	120
Amortization of stock-based awards	22	—
(Gain) loss on sale of assets	(42)	—
Cash provided (used) by operating assets and liabilities:
Accounts receivable	128	(39)
Inventories	2	(5)
Margin deposits and customer margin deposits payable	(5)	(25)
Other current assets	9	(10)
Accounts payable	(142)	78
Accrued and other current liabilities	(20)	31
Changes in current and noncurrent derivative assets and liabilities	(28)	7
Other, including changes in other noncurrent assets and liabilities	(25)	(10)

Net cash provided by operating activities	589	888

Investing Activities
Capital expenditures (a)	(1,165)	(1,088)
Proceeds from sale of assets	310	17
Purchases of investments	(2)	(8)
Other	3	23

Net cash used in investing activities	(854)	(1,056)

Financing Activities
Proceeds from common stock	2	—
Proceeds from long-term debt	6	—
Net increase in notes payable to Willliams	—	159
Net changes in Williams’ net investment	—	33
Revolving debt facility costs	—	(8)
Other	(29)	(3)

Net cash provided by (used in) financing activities	(21)	181

Net increase (decrease) in cash and cash equivalents	(286)	13
Cash and cash equivalents at beginning of period	526	37

Cash and cash equivalents at end of period	$240	$50

(a) Increase to properties and equipment	$(1,073)	$(1,095)
Changes in related accounts payable	(92)	7

Capital expenditures	$(1,165)	$(1,088)